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                                                                     Exhibit 5.1


                                August 29, 1997



Total Renal Care Holdings, Inc.
Suite 800
21250 Hawthorne Boulevard
Torrance, California  90503

Ladies and Gentlemen:

          You have requested our opinion in connection with the filing by Total Renal Care Holdings, Inc., a Delaware corporation (the "Company") of a Form S-8 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission covering 1,084,447 shares of the Company's common stock (the "Shares"). The Shares are authorized for issuance under the Company's 1994 Equity Compensation Plan (the "1994 Plan").

          In connection with this opinion, we have examined the Company's Certificate of Incorporation and Bylaws, the corporate minute book, the 1994 Plan, and such other records, documents, certificates, memoranda, and other instruments as we have deemed necessary or appropriate to render the opinion expressed below.

          Based upon the foregoing examinations and upon the applicable laws, we are of the opinion that subject to compliance with the applicable state securities and "blue sky" laws, the Shares, when offered, sold and paid for pursuant to the exercise of purchase rights granted under the 1994 Plan, will be duly authorized, validly issued, fully paid and non-assessable.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
                                  Respectfully submitted,



                                  RIORDAN & McKINZIE